                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                  divine, inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                Class A Common Stock, $0.001 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   255402 40 6
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Edward F. Glassmeyer
                           Oak Management Corporation
                                One Gorham Island
                               Westport, CT 06880
                                 (203) 226-8346
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                   Copies to:
                           Charles J. Downey III, Esq.
                            Finn Dixon & Herling LLP
                               One Landmark Square
                               Stamford, CT 06901
                                 (203) 325-5000

                                 August 28, 2002
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

CUSIP NO. 255402 40 6                   13D                   Page 2 of 24

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in the cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

CUSIP NO. 255402 40 6                    13D                     Page 3 of 24





1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak Investment Partners IX, Limited Partnership
       06-1556218
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                       (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                     [  ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    2,981,176
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              None.
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    2,981,176
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    None.
-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       2,981,176
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                             [  ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       12.87%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       PN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 4 of 24



1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak Associates IX, LLC
       06-1556230
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [  ]
                                                                       (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                     [  ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              2,981,176
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    2,981,176
-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       2,981,176
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                             [  ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       12.87%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       OO-LLC
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 5 of 24



1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak IX Affiliates Fund - A, Limited Partnership
       06-1571899
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [  ]
                                                                      (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                  [  ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    71,613
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              None.
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    71,613
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    None.
-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       71,613
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                            [  ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.35%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       PN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 6 of 24




1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak IX Affiliates Fund, Limited Partnership
       06-1556229
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [  ]
                                                                    (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                   [  ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    31,864
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              None.
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    31,864
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    None.
-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       31,864
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                            [  ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.16%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       PN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 7 of 24




1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak IX Affiliates, LLC
       06-1556233
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [  ]
                                                                      (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                     [  ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              103,477
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    103,477
-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       103,477
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                             [  ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.51%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       OO-LLC
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 8 of 24




1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak Investment Partners X, Limited Partnership
       06-1601019
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [  ]
                                                                       (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                    [  ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    12,788,453
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              None.
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    12,788,453
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    None.
-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,788,453
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                             [  ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       38.79%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       PN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 9 of 24




1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak Associates X, LLC
       06-1630661
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                       (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:
                              -------------------------------------------------
                              8.    SHARED VOTING POWER
                                    12,788,453
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    12,788,453
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,788,453
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                              [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       38.79%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       OO-LLC
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 10 of 24




1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak X Affiliates Fund, Limited Partnership
       06-1622220
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                       (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    205,351
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:
                              -------------------------------------------------
                              8.    SHARED VOTING POWER
                                    None.
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    205,351
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    None.
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       205,351
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                              [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.01%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       PN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 11 of 24




1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak X Affiliates, LLC
       06-1630662
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                       (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              205,351
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    205,351
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       205,351
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                              [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.01%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       OO-LLC
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 12 of 24




1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Oak Management Corporation
       06-0990851
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:
                              -------------------------------------------------
                              8.    SHARED VOTING POWER
                                    16,078,457
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    16,078,457
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,078,457
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                            [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       44.34%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       CO
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 13 of 24



1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Bandel L. Carano
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                     [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:
                              -------------------------------------------------
                              8.    SHARED VOTING POWER
                                    16,078,457
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    16,078,457
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,078,457
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                             [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       44.34%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       IN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 14 of 24



1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Gerald R. Gallagher
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              3,084,653
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    3,084,653
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,084,653
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                              [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       13.26%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       IN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 15 of 24




1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Edward F. Glassmeyer
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                     [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              16,078,457
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    16,078,457
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,078,457
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                              [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       44.34%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       IN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 16 of 24



1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       Fredric W. Harman
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                      (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              16,078,457
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    16,078,457
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,078,457
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                             [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       44.34%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       IN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 17 of 24



1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
       Ann H. Lamont
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                      (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                     [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              16,078,457
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    16,078,457
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,078,457
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                             [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       44.34%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       IN
-------------------------------------------------------------------------------

CUSIP NO. 255402 40 6                    13D                     Page 18 of 24



1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

       David B. Walrod
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
       WC
-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-------------------------------------------------------------------------------
                              7.    SOLE VOTING POWER
                                    None.
NUMBER OF SHARES              -------------------------------------------------
BENEFICIALLY OWNED BY EACH    8.    SHARED VOTING POWER
REPORTING PERSON WITH:              12,993,804
                              -------------------------------------------------
                              9.    SOLE DISPOSITIVE POWER
                                    None.
                              -------------------------------------------------
                              10.   SHARED DISPOSITIVE POWER
                                    12,993,804
----------------------------- -------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,993,804
-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                             [ ]
-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       39.17%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
       IN
-------------------------------------------------------------------------------

                               Amendment No. 2 to
                            Statement on Schedule 13D

         This Amendment No. 2 to Statement on Schedule 13D relates to the beneficial ownership of Class A common stock, par value $0.001 per share (the "Class A Common Stock"), of divine, inc., a Delaware corporation (the "Company"). This Amendment No. 2 to Schedule 13D is being filed on behalf of the Reporting Persons (as defined below) and amends and supplements the Schedule 13D filed by the Reporting Persons on June 10, 2002, as amended by Amendment No. 1 thereto filed on July 30, 2002. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given such terms in the
Schedule 13D. This statement is filed by Oak Investment Partners IX, Limited Partnership, a Delaware limited partnership ("Oak Investment Partners IX"), Oak Associates IX, LLC, a Delaware limited liability company ("Oak Associates IX"), Oak IX Affiliates Fund - A, Limited Partnership, a Delaware limited partnership ("Oak Affiliates Fund IX - A"), Oak IX Affiliates Fund, Limited Partnership, a Delaware limited partnership ("Oak Affiliates Fund IX"), Oak IX Affiliates, LLC, a Delaware limited liability company ("Oak IX Affiliates"), Oak Investment Partners X, Limited Partnership, a Delaware limited partnership ("Oak Investment Partners X"), Oak Associates X, LLC, a Delaware limited liability company ("Oak Associates X"), Oak X Affiliates Fund, Limited Partnership, a Delaware limited partnership ("Oak Affiliates Fund X"), Oak X Affiliates, LLC, a Delaware limited liability company ("Oak X Affiliates"), Oak Management Corporation, a Delaware corporation ("Oak Management"), Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod (collectively with Messrs. Carano, Gallagher, Glassmeyer and Harman and Ms. Lamont, the "Partners"). Oak Investment Partners IX, Oak Associates IX, Oak Affiliates Fund IX - A, Oak Affiliates Fund IX, Oak IX Affiliates, Oak Investment Partners X, Oak Associates X, Oak Affiliates Fund X, Oak X Affiliates and Oak Management are collectively referred to as the "Oak Entities". The Oak Entities and the Partners are collectively referred to as the "Reporting Persons" in this Amendment No. 2 to Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The sixth paragraph of Item 3 is hereby amended and restated in its entirety as follows:

         Each share of Series B-1 Preferred Stock is convertible into Class A Common Stock at an initial conversion price equal to $3.0441. The conversion price is subject to further "weighted average" antidilution adjustments (subject to certain exceptions) and certain other adjustments as set forth in the form of Certificate of Amendment to Certificate of Designations, Preferences and Rights of Series B-1 Preferred Stock of the Company listed as Exhibit F hereto (the "Series B-1 Certificate of Designations").

         Item 3 is hereby amended and supplemented by the addition of the following paragraph:

         The Second Closing occurred on August 28, 2002.

ITEM  4.  PURPOSE OF TRANSACTION.

         The paragraph contained in Item 4 captioned "BOARD REPRESENTATION" is hereby amended and restated in its entirety as follows:

         BOARD REPRESENTATION. The terms of the Series B Preferred Stock, as set forth in the Series B Certificate of Designations, provide for the holders of the Series B Preferred Stock to elect one member to the board of directors of the Company (nominated by Oak Investment Partners X, Oak Affiliates Fund X or their affiliates), voting separately as a class upon completion of the initial closing. Additionally, the terms of the Series B-1 Preferred Stock, as set forth in the Series B-1 Certificate of Designations, and the terms of the Series B Preferred Stock, after giving effect to the Amended Series B Certificate of Designations at the Second Closing, provide for the holders of the Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class, to elect up to two members to the board of directors of the company (nominated by Oak Investment Partners IX, Oak Affiliates Fund IX - A, Oak Affiliates Fund IX, Oak Investment Partners X, Oak Affiliates Fund X or their affiliates), inclusive of any member elected in connection with the initial closing, to serve on the Company's board of directors upon the completion of the Second Closing. In connection with the Second Closing, Fredric
W. Harman was elected to the Company's board of directors by the holders of the Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class. The holders of the Series B Preferred Stock and Series B-1 Preferred Stock have not yet exercised their right to elect a second member to the Company's board of directors, but reserve their right to do so.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5(a) and (b) is hereby amended and restated in its entirety as follows:

         (a) and (b) The approximate percentages of shares of Class A Common Stock reported as beneficially owned by the Reporting Persons is based upon 20,182,788 shares of Class A Common Stock outstanding as of August 9, 2002, as reported in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, plus shares issuable upon the conversion of Series B Preferred Stock and Series B-1 Preferred Stock as described in the following paragraphs.

         Amounts shown as beneficially owned by each of Oak Investment Partners X, Oak Associates X, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include the 3,681,000 shares of Class A Common Stock into which the shares of Series B Preferred Stock presently held by Oak Investment Partners X may be initially converted and the 9,107,453 shares of Class A Common Stock into which the shares of Series B-1 Preferred Stock presently held by Oak Investment Partners X may be initially converted. Amounts shown as beneficially owned by each of Oak Affiliates Fund X, Oak X Affiliates, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include the 59,167 shares of Class A Common Stock into which the shares of Series B Preferred Stock presently held by Oak Affiliates Fund X may be initially converted and the 146,184 shares of Series B-1 Preferred Stock presently held by Oak Affiliates Fund X may be initially converted.

         Amounts shown as beneficially owned by each of Oak Investment Partners IX, Oak Associates IX, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include the 2,981,176 shares of Class A Common Stock into which the shares of Series B-1 Preferred Stock presently held by Oak Investment Partners IX may be initially converted. Amounts shown as beneficially owned by each of Oak Affiliates Fund IX - A, Oak IX Affiliates, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include the 71,163 shares of Class A Common Stock into which the shares of Series B-1 Preferred Stock presently held by Oak Affiliates Fund IX - A may be initially converted. Amounts shown as beneficially owned by each of Oak Affiliates Fund IX, Oak IX Affiliates, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include the 31,864 shares of Class A Common Stock into which the shares of Series B-1 Preferred Stock presently held by Oak Affiliates Fund IX may be initially converted.

         Please see Items 7, 8, 9, 10, 11, and 13 for each cover sheet for each Reporting Person.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The first item listed as Exhibit A in Item 7 is amended and restated in its entirety as follows:

         Exhibit A Agreement of Reporting Persons, dated September 3, 2002, among the Reporting Persons.

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated: September 3, 2002

         Entities:

Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation


                                    By:    /s/ ANN H. LAMONT
                                           ------------------------------------
                                               Ann H. Lamont, as
                                               General Partner or
                                               Managing Member or as
                                               Attorney-in-fact for the
                                               above-listed entities

      Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod


                                     By:    /s/ ANN H. LAMONT
                                            -----------------------------------
                                                Ann H. Lamont,
                                                Individually and as
                                                Attorney-in-fact for the
                                                above-listed individuals

                                INDEX TO EXHIBITS

                                                                           PAGE
                                                                           ----
EXHIBIT A     Agreement of Reporting Persons, dated September 3,
              2002, among the Reporting Persons.                             24


EXHIBIT B     Power of Attorney (filed as Exhibit B to the
              Schedule 13D filed by the Reporting Persons with the Commission on June 10, 2002 and incorporated herein by reference)

EXHIBIT C     Second Amended and Restated Securities Purchase
              Agreement, dated as of July 24, 2002, by and among the Company and the buyers named therein (filed as Exhibit 4.1 to the Company's Form 8-K/A filed with the Commission on July 25, 2002, and incorporated herein by reference).

EXHIBIT D     Certificate of Designations, Preferences and
              Rights of Series B Convertible Preferred Stock of the Company (filed as Exhibit 3.1 to the Company's
              Form 8-K filed with the Commission on June 3, 2002, and incorporated herein by reference).

EXHIBIT E     Form of Certificate of Amendment to Certificate of
              Designations, Preferences and Rights of Series B
              Convertible Preferred Stock of the Company (filed as
              Exhibit 3.1 to the Company's Form 8-K/A filed with the Commission on July 25, 2002, and incorporated herein by reference).

EXHIBIT F     Form of Certificate of Amendment to Certificate of
              Designations, Preferences and Rights of Series B-1
              Convertible Preferred Stock of the Company (filed as
              Exhibit 3.2 to the Company's Form 8-K/A filed with the Commission on July 25, 2002, and incorporated herein by reference).

EXHIBIT G     Form of Amended and Restated Registration Rights
              Agreement, by and among the Company and the buyers named therein (filed as Exhibit 10.1 to the Company's Form 8-K/A filed with the Commission on July 25, 2002, and incorporated herein by reference).

EXHIBIT H     Registration Rights Agreement, dated as of May 31,
              2002, by and among the Company and the buyers named therein (filed as Exhibit 10.1 to the Company's Form
              8-K filed with the Commission on June 3, 2002, and incorporated herein by reference).